Exhibit 99.1

Contact: Deborah Kostroun	Zito Partners 201.403.8185 deborah@zitopartners.com

ETF Managers Capital LLC Announces Fund Closure of the Sit Rising Rate ETF

Summit, NJ -- (October 16, 2020) -- ETF Managers Capital LLC (“ETFMC”), a commodity pool operator and the Sponsor of commodity-focused exchange-traded products (“ETPs”), today announced that it will close the Sit Rising Rate ETF (the “Fund”).

Fund Name: Sit Rising Rate ETF	Ticker: RISE	CUSIP: 26923H101

ETFMC has determined that the closure of the Fund is advisable because of current market conditions and the Fund’s asset size.

Trading on the NYSE Arca for the shares of the Fund will be suspended after the close of business on October 30, 2020 and the Fund will no longer accept creation orders. Shareholders may sell their holdings on or before October 30, 2020 and may incur brokerage charges. Shareholders who do not sell their holdings on or before October 30, 2020 will receive cash equal to the amount of the net asset value of their shares on that date; such distribution will be completed on or about November 18, 2020. The cash amount will reflect the costs of closing and transaction costs. Shareholders should be aware that, thereafter, the Fund will no longer be pursuing its stated investment objective or engaging in any business activities except for the purposes of winding up its business and affairs, preserving the value of its assets, paying its liabilities, and distributing its remaining assets to shareholders. The officers of ETFMC, as the Sponsor of the Fund, have authorized the closure and liquidation of the Fund.

Investor questions may be referred to ETF Managers Capital LLC on (844) 383-6477 or at media@etfmg.com.

About ETFMC

ETFMC and its affiliates (together, “ETFMG”) are sponsors of exchange-traded funds (ETFs), founded in 2014 with a vision of developing innovative thematic ETFs that provide investors unique exposure to new markets. Today, the ETFMG fund line up provides access to a diverse collection of global themes and is comprised of 75% first to market products. We turn portfolio management strategies into successful ETFs by partnering with market segment experts to bring long-term growth opportunities to investors. ETFMG funds are proof as to the power of the ETF wrapper and that thematic products can have a place in investors’ portfolios. To learn more about ETFMG and our portfolio of exchange traded funds please visit www.etfmg.com.

Carefully consider the Fund’s investment objectives, risks, and charges and expenses before investing. This and other information can be found in the Fund’s prospectus, available on www.etfmg.com. Please read the prospectus carefully before investing.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

The NAV of the Fund’s shares relates directly to the value of U.S. Treasuries and Treasury Instruments held by the Fund which are materially impacted by interest rate movements. The magnitude of the impact on value from a change in interest rates is often greater for longer-term fixed income securities than shorter-term securities. You should carefully consider whether your financial condition permits you to participate in a commodity pool. In doing so, you should be aware that commodity interest trading can quickly lead to large losses as well as gains. Such trading losses can sharply reduce the net asset value of the pool and consequently the value of your interest in the pool. In addition, restriction on redemptions may affect your ability to withdraw your participation in the pool. Further, commodity pools may be subject to substantial charges for management, advisory and brokerage fees. It may be necessary for those pools that are subject to these charges to make substantial trading profits to avoid depletion or exhaustion of their assets.

Sit Fixed Income Advisors II, LLC (“Sit Advisors”) is registered as a “commodity trading advisor” and acts in such capacity for the Fund. Sit Advisors is a subsidiary of Sit Investment Associates, Inc. (“Sit”). Sit is a full product global asset manager offering management expertise in domestic equities, international equities and fixed income instruments.

The Fund is distributed by ETFMG Financial LLC. ETF Managers Capital LLC and ETFMG Financial LLC are wholly owned subsidiaries of Exchange Traded Managers Group LLC (collectively, “ETFMG”). ETFMG Financial LLC is not affiliated with Sit Fixed Income Advisors or its affiliates.